Exhibit 16.1

January 25, 2011

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on January 25, 2011, to be filed by our former client, the Innovative Food Holdings, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

/s/Bernstein & Pinchuk LLP
Bernstein & Pinchuk LLP